Exhibit 11.1

Attorney and counselors at Law	203 N LaSalle, Suite 2100 Chicago, IL 60601 Tel (312) 888-6633 Fax (217) 970-1066 Info@getechlaw.com

[Date]

Efund City Metro Income LLC

888 7th Avenue

New York, New York, 10106

Re: Securities Registered under an Offering Statement under Regulation A

Ladies and Gentlemen:

We have acted as counsel for Efund City Metro Income LLC, a Delaware limited liability company (the “Company”), in connection with your filing of an Offering Statement (CIK No. 0001809632) (the “Offering Statement”) pursuant to Rule 252(d) of Regulation A under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offering by the Company of up to $50,000,000 of the Company’s Common Shares (as defined in the Operating Agreement of the Company between the Company and the members thereto (the “Operating Agreement”)). Capitalized terms that are used but not otherwise defined in this letter shall have the meanings assigned thereto in the Operating Agreement.

For purposes of this letter, we have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company. We have assumed that there exists no provision in any document that we have not reviewed that is inconsistent with the opinions in this letter. We have conducted no factual investigation of our own, and have relied solely upon the documents reviewed by us, the statements and information set forth in such documents, and the additional matters recited or assumed in this letter, all of which we assume to be true, complete, and accurate and none of which we have investigated or verified.

The opinions set forth below are limited to the Delaware Limited Liability Company Act, which includes reported judicial decisions interpreting the Delaware Limited Liability Company Act (the “LLC Act”).

Based upon and subject to the foregoing, and subject to the assumptions, exceptions, qualifications and limitations in this letter, we are of the opinion that:

1.	The Common Shares have been duly authorized, and, upon issuance and delivery against payment therefor in accordance with the terms of the Operating Agreement and the Subscription Agreement will be validly issued, and, subject to the exceptions set forth in numbered paragraph 2 below, fully paid and nonassessable.

2.	Under the LLC Act, the holders of the Common Shares will have no obligation to make payments or contributions to the Company or its creditors solely by reason of their ownership of the Common Shares, except (i) as provided in the Operating Agreement or as otherwise agreed, and (ii) for liability for the amount of any wrongful distribution to such holder of Common Shares.

The opinions in this letter are subject to the following assumptions, exceptions, qualification, and limitations in additions to those above:

A.	The opinions in this letter are limited to the laws of the State of Delaware in effect on the date hereof (not including tax laws, insurance laws, antitrust laws, and securities laws, and laws applicable to the particular nature of the assets or activities of the Company, and rules, regulations, orders, and decisions relating thereto), and we have not considered and express no opinion on the effect of, concerning matters involving, or otherwise with respect to, any other laws of any jurisdiction (including, without limitation, federal laws of the United States of America and laws of the State of New York), or rules, regulations, orders, or decisions relating thereto.

B.	We have assumed: (i) due incorporation or formation, as the case may be, due organization, and valid existence in good standing under the laws of all relevant jurisdictions of each of the parties (including, without limitation, the Company) and each of the signatories (other than natural persons) to the document reviewed by us; (ii) that none of the Company or such parties or signatories has dissolved or terminated; (iii) that each of such parties and signatories had and has the power and authority to execute, deliver, and perform such document; (iv) the due authorization, execution, and delivery of such document by each of such parties and signatories (including, without limitation, the execution by each member of the Company of a counterpart signature page to the Operating Agreement); (v) the legal capacity of all relevant natural persons; (vi) that any waiver under any document reviewed by us has been given voluntarily, intelligently, and knowingly; (vii) the payment by each of the Company’s members to the Company and the Company’s actual receipt of the full consideration for the Common Shares issued to and acquired by such Company member, when and as the same became due, pursuant to the terms of the Subscription Agreement; and (viii) that the Common Shares are offered and sold to the Company’s members in accordance with the Operating Agreement and the Subscription Agreement.

C.	We have assumed that: (i) all signatures on all documents reviewed by us are genuine; (ii) all documents furnished to us as originals are authentic; (iii) all documents furnished to us as copies or specimens conform to the originals thereof; (iv) all documents furnished to us in final draft or final or execution form have not been terminated, rescinded, altered or amended, are in full force and effect and conform to the final executed originals of such documents; (v) each document reviewed by us constitutes the entire agreement among the parties thereto with respect to the subject matter thereof (including, without limitation, that the Operating Agreement constitutes the entire “limited liability company agreement” (as defined in the LLC Act) of the Company); and (vi) each document reviewed by us constitutes a legal, valid, and binding obligation of each of the parties thereto, enforceable against each of such parties in accordance with its terms.

We consent to the use of this letter as an exhibit to the Offering Statement, and we further consent to the use of our name wherever appearing in the Offering Statement, including the offering circular constituting a part thereof, and any amendment thereto. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the regulations of the Securities and Exchange Commission thereunder. Except as set forth in the first sentence of this paragraph, without our prior written consent, this letter may not be furnished or quoted to, or relied upon by, any other person, or entity, or relied upon for any other purpose. There are no implied opinions in this letter. This letter speaks only as of the date hereof, and we undertake no obligation to advise anyone of any changes in the foregoing subsequent to the delivery of this letter.

Very truly yours,

/s/ Getech Law LLC

Getech Law LLC